EXHIBIT 10.1

                                 FIRST AMENDMENT
                                       TO
                         EXECUTIVE EMPLOYMENT AGREEMENT



         This First Amendment to Executive Employment Agreement (this "AMENDMENT"), effective as of June 15, 2004, is made and entered into by and between SeaLife Corporation, a Delaware corporation (the "COMPANY"), and Barre Rorabaugh (the "EXECUTIVE"), and amends that certain Executive Employment Agreement (the "AGREEMENT"), made and entered into as of June 14, 2004, between the Company and the Executive.

         Terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

                                    RECITALS

         WHEREAS, pursuant to the terms of the Agreement, the Company engaged the Executive as President of the Company's wholly-owned subsidiary, SeaLife Marine Products, Inc. (the "SUBSIDIARY"), with such duties and responsibilities as those normally and customarily vested in the office of President of a corporation;

         WHEREAS, the Company and the Executive desire to amend the Agreement to provide for "Gross-Up Payments" to reflect the agreement between the parties that Executive shall be entitled to additional compensation in the event that value of the shares Executive receives on the date of payment is more than Executive's net proceeds upon the sale of such shares.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and agreeing to be bound by the terms hereof, the parties to this Amendment hereby agree as follows:


                                    AMENDMENT

         I. Section 4 of the Agreement shall be amended and restated in its entirety to read as follows:

         "4.      COMPENSATION; EXECUTIVE BENEFIT PLANS

                  4.1 BASE SALARY. The Company shall pay to the Executive a base salary (the "BASE SALARY") at an annual rate of One Hundred Fifty Thousand Dollars ($150,000) during each fiscal year in which this Agreement is in effect (the "REGULAR COMPENSATION ARRANGEMENT"), subject to adjustment, upward but not downward, by the Board on an annual basis at the beginning of each fiscal year. The Base Salary shall be payable in installments throughout the year in the same manner and at the same times the Company pays base salaries to other executive officers of the Company.


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         Notwithstanding  the  foregoing,  for  the  period  commencing  on  the
         Effective Date and ending on the date the Company completes a "QUALIFIED FINANCING" (as defined below), the Base Salary will be payable as follows (the "PRE-FINANCING COMPENSATION ARRANGEMENT"): (i) payment monthly, at the Company's option, of either (a) a cash amount equal to two hundred percent (200%) of the applicable minimum wage amount then in effect in the State of California for a month of work based on forty hours of work per week (currently calculated to be $2,340.00 in the aggregate for a month of work) (the "CASH PORTION"), or (b) a number of shares of common stock, par value $0.0001 per share of the Company ("COMMON Stock"), having a value at the time of issuance (the "ISSUANCE DATE"), based on the average trading price of Common Stock, as quoted on the Over The Counter Bulletin Board, for the twenty
         (20) consecutive trading days immediately preceding the date of issuance of such shares of Common Stock (the "20-DAY VOLUME WEIGHTED AVERAGE VALUE"), equal to the Cash Portion (the "OPTIONAL COMPENSATION COMMON STOCK"), to be issued to the Executive without restriction pursuant to a Form S-8 Registration Statement (the "S-8 REGISTRATION STATEMENT"); plus (ii) issuance monthly of a number of shares of Common Stock having a 20-day Volume Weighted Average Value of not less than $10,160.00 (the "MANDATORY COMPENSATION COMMON STOCK" and together with the Optional Compensation Common Stock, the "COMPENSATION COMMON STOCK"), to be issued to the Executive without restriction pursuant to the S-8 Registration Statement. For purposes of this Agreement, a "QUALIFIED FINANCING" shall mean the completion of an equity or debt financing by the Company in which a gross amount equal to or greater than $1,000,000 is invested in or loaned to the Company in one or a series of related transactions. The Company will use commercially reasonable efforts to complete the Qualified Financing within six (6) months following the Effective Date. The Company will prepare and file the S-8 Registration Statement as soon as reasonably practicable following the Effective Date, and will update the S-8 Registration Statement and otherwise keep it current as necessary in order for the Executive to receive and sell the Compensation Common Stock as it is issued pursuant to valid exemptions from registration statement and prospectus delivery requirements under applicable federal and state securities laws. The foregoing Pre-Financing Arrangement will be pro-rated to and including the date on which a Qualified Financing is completed, and thereafter the Regular Compensation Arrangement will apply.

                  4.2      GROSS-UP PAYMENTS

                           (a) In the event that all of the Compensation Common Stock received by the Executive for services provided during any one month period (the "COMPENSATION PERIOD") is offered and sold by Executive pursuant to an effective registration statement on Form S-8 within 3 months of the Issuance Date of such Compensation Common Stock, and the proceeds of the sale of such Compensation Common Stock, less the brokers fees attributable to such sales (the "NET


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                  PROCEEDS"),  are less than the 20-day Volume Weighted  Average
                  Value as of the Issuance Date of such shares (the "ISSUANCE VALUE"), then Executive shall be entitled to receive an additional payment (a "GROSS-UP PAYMENT") in an amount equal to the difference between the Net Proceeds and the Issuance Value (the "GROSS-UP VALUE"), which shall be payable on the last day of any calendar month in which the Company received notice of such circumstances pursuant toe SECTION 4.2(b) hereof, at the Company's option, in either (a) cash, or (b) a number of shares of Common Stock having a 20-day Volume Weighted Average Value at the time of issuance (the "ISSUANCE DATE").

                           (b) The determination as to whether a Gross-Up Payment is required pursuant to this Agreement and the amount of such Gross-Up Payment shall be made by Executive and delivered, in writing, to the Company, together with detailed supporting calculations and documentation (a "GROSS-UP NOTICE"). Upon completion of the sale of all common stock issued to Executive as a Gross-Up Payment for any particular Compensation Period, Executive shall provide written notice to Company within ten (10) business days, of the Net Proceeds attributable to the sale of such shares (the "NET PROCEEDS NOTICE")

                           (c) If the Net Proceeds from the sale of Compensation Common Stock plus any Gross-Up Payment related to a particular Compensation Period will not equal or exceed the related Issuance Value of the original Compensation Common Stock Company shall continue to provide Gross-up Payments for such Compensation Period consistent with SECTIONS 4.2(a) and
                  (b) hereof, until the Net Proceeds and any subsequent Gross-Up Payments equal or exceed the Issuance Value for such Compensation Period.

                           (d) If, after issuance by the Company of a Gross-up Payment with respect to any particular Compensation Period, the Net Proceeds from the sale of any Compensation Common Stock plus any Gross-Up Payment related to a particular Compensation Period exceeds the related Issuance Value of the original Compensation Common Stock (an "EXCESS PAYMENT"), as reported to the Company in any Net Proceeds Notice, then the Executives next monthly installment of Base Salary shall be reduced by an amount equal to the Excess Payment.

                  4.3 SEVERANCE. In the event that the Executive's employment is terminated pursuant to SECTION 3(e) above, subject to the qualification set forth below with respect to terminations that occur within one (1) year following the Effective Date: (i) the Company shall continue to pay the Executive's then-current Base Salary in accordance with SECTION 4.1 above, (A) for a period of two (2) months if the effective date of such termination occurs prior


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         to the three  (3)-month  anniversary  of the Effective  Date; (B) for a period of four (4) months if the effective date of such termination occurs between the three (3)-month and the six (6)-month anniversaries of the Effective Date; (C) for a period of six (6) months if the effective date of such termination occurs between the six (6)-month and the twelve (12)-month anniversary of the Effective Date; and (D) for a period of twelve (12) months if the effective date of such termination occurs after the twelve (12)-month anniversary of the Effective Date; and (ii) the Executive shall retain only those options described in
         SECTION 4.6 below that have vested prior to the effective  date of such
         termination.   Notwithstanding   the   foregoing,   in  the  event  the
         Executive's employment is terminated in accordance with SECTION 3(e) above within one (1) year following the Effective Date, the severance payment described above will be paid (i) one-half in the form of Common Stock having a value at the time of issuance, based on the average trading  price of  Common  Stock,  as  quoted  on the Over The  Counter
         Bulletin  Board,   for  the  twenty  (20)   consecutive   trading  days
         immediately preceding the date of issuance of such shares of Common Stock, of not less than one-half of the dollar amount of the applicable severance payment to be issued to the Executive without restriction pursuant to a Form S-8 Registration Statement, and (ii) one-half in the form of Common Stock having a value at the time of issuance, based on the average trading price of Common Stock, as quoted on the Over The Counter Bulletin Board, for the twenty (20) consecutive trading days immediately preceding the date of issuance of such shares of Common Stock, of not less than one-half of the dollar amount of the applicable severance payment the resale of which is subject to the restrictions under Rule 144 promulgated under the Securities Act of 1933, as amended. In addition, the Company shall not be obligated to pay the Executive any amounts hereunder following the termination of the Executive's employment pursuant to SECTION 3(e) above from and after any time that the Executive accepts an employment or consulting position with any person or entity that is determined by the Board, in the exercise of its reasonable discretion, to be a competitor of the Company.

                  4.4 PERFORMANCE BONUS. In addition to the Base Salary to be paid to the Executive hereunder, the Company shall pay the Executive a performance bonus (the "BONUS") determined in accordance with a management incentive plan to be agreed upon between the Executive and the Board (the "MANAGEMENT INCENTIVE PLAN") on an annual basis. The Management Incentive Plan will provide for the payment of Bonus amounts equal to the respective percentages of the Company's targeted earnings before interest and tax set forth in EXHIBIT A attached hereto and by this reference made a part hereof, and for payments of such lesser or greater Bonus amounts upon achieving results less than or greater than the targeted objectives as shall be contained in the applicable Management Incentive Plan.

                  4.5 VACATION. The Executive shall be entitled each year to vacation for a minimum of four (4) calendar weeks, plus such additional

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         period or  periods  as the Board may  approve  in the  exercise  of its reasonable discretion, during which time his compensation shall be paid in full.

                  4.6 STOCK OPTIONS. The Executive shall be granted options (the "OPTIONS") to purchase shares of Common Stock in the respective amounts set forth on EXHIBIT A upon achievement of the respective targets specified thereon, in each case at a per share exercise price equal to the "fair market value" of such shares on the date of grant as set forth in the Company's Stock Incentive Plan (the "STOCK Plan"). The Options shall be issued pursuant to the terms of the Stock Plan, and shall vest as to 1/48th of the Options on the last day of each calendar month thereafter until fully vested. The Option Agreement pursuant to which the Options are granted will provide for the acceleration of all vesting upon a change of control, as defined in the Option Agreement.

                  4.7 EXPENSE REIMBURSEMENTS. The Executive shall be entitled to reimbursement from the Company for the reasonable costs and expenses which he incurs in connection with the performance of his duties and obligations under this Agreement in a manner consistent with the Company's practices and policies as adopted or approved from time to time by the Board for executive officers.

                  4.8 WITHHOLDING. The Company may deduct from any compensation payable to the Executive the minimum amounts sufficient to cover applicable federal, state and/or local income tax withholding, old-age and survivors' and other social security payments, state disability and other insurance premiums and payments ("TAXES"). To the extent that the Executive receives Compensation Common Stock, Executive shall be responsible for any and all amounts of Taxes the Company is required to (or would be required to) pay or withhold as a result of the grant of Compensation Common Stock in accordance with this Agreement. Accordingly, within five (5) business days of the delivery of any shares of Compensation Common Stock to the Executive, the Executive shall pay over to the Company the amounts of minimum withholding requirements of Taxes (as stated in a written notice delivered to the Executive concurrently with the delivery of Compensation Common Stock) the Company will be required to (or would be required to) pay in connection with the issuance of any and all Compensation Common Stock to the Executive in accordance with this Agreement.

                  4.9 PAYMENT MECHANICS. The Company may issue, periodically as payments are due or as an aggregate sum for a period agreed upon by the Company and the Executive, any Compensation Common Stock issuable pursuant to the terms of SECTION 4 of this Agreement. In the event the Company determines to issue an aggregate sum for any agreed upon period pursuant to this SECTION 4.9, the Executive shall only be permitted to draw down or otherwise receive and utilize such shares of Compensation Common Stock as shall be sufficient to compensate the Executive for any periodic


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         payments then due pursuant to the terms of this Agreement, upon written approval of such draw down from the Company. Unless the Company provides written notice to the Executive detailing the reasons for which it shall not provide such approval, the Company shall provide written approval pursuant to this SECTION 4.9 no later than the date that any periodic payment required under SECTION 4 shall become due."

         II. Except as expressly modified herein, all terms and conditions of the Agreement are hereby ratified, confirmed and approved and shall remain in full force and effect. In the event of any conflict or inconsistency between this Amendment and the Agreement, this Amendment shall govern.


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         IN WITNESS  WHEREOF,  the parties have executed this First Amendment to
Executive Employment Agreement as of the date first above written.







PARENT                                               SEALIFE CORPORATION,
                                                     a Delaware corporation





                                                     By     /s/ Robert McCaslin
                                                            -------------------
                                                     Name:  Robert McCaslin

                                                     Title: CEO





EXECUTIVE                                            /s/ Barre Rorabaugh
                                                     --------------------------
                                                     Barre Rorabaugh